Exhibit 99.1

NEWS RELEASE

Contacts:
Ms. Bobbi J. Roberts Vice President, Investor Relations 804.967.7879 InvestorRelations@saxonmtg.com

Ms. Katie Soule Investor Relations Analyst 804.967.5809 InvestorRelations@saxonmtg.com

For Immediate Release

Saxon Capital, Inc. Announces Analyst Day To Be Held On May 17, 2005

GLEN ALLEN, VA. (April 20, 2005) – Saxon Capital, Inc. (“Saxon” or the “Company”) (NYSE: SAX), a residential mortgage lending and servicing real estate investment trust (REIT), today announced that it will host an analyst day for buy-side and sell-side analysts on May 17, 2005.  The event will be held at Saxon's corporate headquarters, located at 4860 Cox Road, Suite 300, Glen Allen, VA 23060, from 9:00 AM to 2:00 PM Eastern Time.

The event will feature presentations from Saxon’s senior management team. Each presentation will be followed by a Question and Answer forum. Seating is limited, so the Company requests that analysts and portfolio managers contact Katie Soule at (804) 967-5809 or InvestorRelations@saxonmtg.com to pre-register for the event. There will be a live webcast and an archived replay of the presentation on Saxon’s corporate website: www.saxoncapitalinc.com. The replay will be available for 30 days following the event.

About Saxon

Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages and elects to be treated as a real estate investment trust (REIT) for federal tax purposes. The company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans in 49 states, through its network of brokers, correspondents, and retail branches. As of December 31, 2004, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $20.2 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements

Statements in this news release reflecting Saxon’s future, plans and strategies, are “forward-looking statements” that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty that could affect Saxon’s future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from its plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan production growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of April 20, 2005. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.